WILDERNESS HOTEL
                        CONSTRUCTION AND SALES AGREEMENT


   GENERAL PROVISIONS    The Buyer, ________________________________________,
   offers to purchase the Property known as [Street Address] 511 East Adams Street in the Village of Lake Delton, County of Sauk Wisconsin, particularly described as Unit: of Wilderness Hotel Condominium, Seller's undivided interest in the common elements appurtenant to the Unit, together with and subject to the rights, interests, obligations and limitations as set forth in the Registration Statement (see lines 200 to 203), Collateral Contracts (see lines 204 to 205) declaration and condominium plat (and all amendments to them) creating the Condominium, which altogether constitute the Property.

   - PURCHASE PRICE: _____________________________________________ Dollars
   ($____________________).

   - EARNEST MONEY of $________________________ in the form of a check accompanies this Offer.

   - THE BALANCE OF PURCHASE PRICE will be paid in cash or equivalent at closing unless otherwise provided in this Offer.

   - ADDITIONAL ITEMS INCLUDED IN PURCHASE PRICE: Seller shall include in the purchase price and transfer free and clear of encumbrances: Seller's interest in any common surplus and reserves of the condominium allocated to the Unit; and all fixtures, as defined at lines 191 to 195 and as may be in or on the Unit on the date of this Offer, unless excluded at lines 15 to 16 and the following additional items:
     Hotel Condominium furnishings per the attached personal property list

   - ITEMS NOT INCLUDED IN THE PURCHASE PRICE:   N/A.

   - PARKING: The parking for this Unit is: unassigned and pursuant to the Use and Access Agreement (see lines 204 to 205).

   - ASSOCIATION FEE: The association fee for this Unit is $____________________ per _______________________________________.

   - PROPERTY CONDITION REPRESENTATIONS: Seller represents to Buyer that as of the date of acceptance Seller has no notice or knowledge of conditions affecting the Property or transaction (as defined at lines 166 to 185). The transfer of the Property is exempt by Wis. Stats. 709.01 from the requirement to provide a Seller's Real Estate Condition Report, as the Property is new construction and has not been inhabited.

   - TIME IS OF THE ESSENCE as to: (1) Earnest money payment(s); (2) binding acceptance; (3) occupancy; (4) date of closing; (5) delivery of Condominium Disclosure Materials (see lines 85 to 90) and all other dates and deadlines in this Offer.

   OPTIONAL PROVISIONS AND ADDENDA

   See lines 223 to 266 for optional provisions including contingencies.

   ADDITIONAL PROVISIONS

   - This Offer is subject to the terms, conditions, and restrictions of the Registration Statement (see lines 200 to 203) and Collateral Contracts (see lines 204 to 205), and Buyer acknowledges receipt thereof.

   - The parties agree to be bound by the terms, conditions and restrictions of the Registration Statement and Collateral Contracts, and execute the same as required.

   - Seller agrees to construct the Property as set forth in the Registration Statement. Delivery of the Property will be made no later than two (2) years after execution of this Hotel Condominium Construction and Sales Agreement.

   - Any rental of the Property must be pursuant to the Rental Pool Agreement as further set forth in the Registration Statement which is consistent with the design of the Property as a business investment in a hotel condominium project located in a golf resort complex.

   - At closing, Buyer shall pay three (3) months' Association fee in advance to establish a reserve and the pro rata balance of the current quarter's Association fees (billed quarterly in advance) due as of closing.

   - The Seller reserves the right to cancel the Registration Statement, in its sole discretion, if market conditions so dictate, and upon Seller's cancellation of the Registration Statement, this Hotel Condominium Construction and Sales Agreement shall be null and void and all earnest money shall be returned to Buyer.

   - Buyer shall have the right to cancel this Condominium Construction and Sales Agreement, without penalty or obligation, within five (5) days from the date of the execution hereof, pursuant to Section 703.33 of the Wisconsin Statutes.

   - Buyer acknowledges receipt of the Registration Statement.

   ACCEPTANCE, DELIVERY AND RELATED PROVISIONS

   - BINDING ACCEPTANCE: This Offer is binding upon both parties only if a copy of the accepted Offer is delivered to Buyer on or before __________________________________________. CAUTION: This Offer may be
   withdrawn prior to delivery of the accepted Offer.

   - DELIVERY OF DOCUMENTS AND WRITTEN NOTICES: Unless otherwise stated in this Offer, delivery of documents and written notices to a party shall be effective only when accomplished in any of the following ways:
   (1) By depositing the document or written notice postage or fees prepaid in the U.S. Mail or a commercial delivery system addressed to the party at:
        Seller: Wilderness Development Corporation, 511 East Adams Street, Wisconsin Dells, WI 53965
   With a Copy to: Sweeney & Sweeney, S.C., 440 Science Drive, Madison, Wisconsin 53711 (608) 238-4444 fax: (608) 238-8262
        Buyer:  _______________________________________________________.
   (2) By giving the document or written notice personally to the party;
   (3) By electronically transmitting the document or written notice to the following telephone number:
        Buyer: (   ) __________________       Seller:  Wilderness Development
   Corporation  (608) 254-4982

   OCCUPANCY AND RELATED PROVISIONS

   - OCCUPANCY of Property shall be given to Buyer at time of closing unless otherwise provided in this Offer. At time of Buyer's occupancy, the Unit and any limited common elements assigned exclusively to the Unit shall be free of all debris and personal property except for personal property sold to Buyer.

   - RENTAL WEATHERIZATION: This transaction is exempt from State of Wisconsin Rental Weatherization Standards (ILHR 67, Wisconsin
   Administrative Code) as the Property is less than ten (10) years old.

   - CLOSING: This transaction is to be closed at the Wilderness Hotel & Resort, 511 East Adams Street, Wisconsin Dells, Wisconsin 53965 no later than twenty (20) days after substantial completion of the Property and written notice to Buyer, unless another date or place is agreed to in writing. Immediately after closing Buyer and Seller shall notify the condominium association of the transfer.

   - CLOSING PRORATIONS: The following items shall be prorated at closing: real estate taxes, rents, property owner's or condominium association fees and assessments and any payments due under the Collateral Contracts. Any income, taxes or expenses shall accrue to Seller, and be prorated, through the day prior to closing. Net general real estate taxes shall be prorated based on the net general real estate taxes for the current year, if known, otherwise on the net general real estate taxes for the preceding year.

   - FORM OF TITLE EVIDENCE: Seller shall give evidence of title by an owner's policy of title insurance (including the ALTA Condominium 4 endorsement or equivalent) as further described at lines 145 to 159.

   - CONVEYANCE OF TITLE: Upon payment of the purchase price, Seller shall convey the Property by warranty deed (or other conveyance as provided herein) free and clear of all liens and encumbrances, except: municipal and zoning ordinances and agreements entered under them, recorded easements for the distribution of utility, municipal and association services, easements for performance of association duties, recorded building and use restrictions and covenants, general taxes levied in the year of closing, Wisconsin Condominium Act, condominium declaration and plat and association articles of incorporation, bylaws and rules, the Offering, the Collateral Contracts, and amendments to the above, and (provided none of the foregoing prohibit use of the Property as a hotel condominium), which constitutes merchantable title for purposes of this transaction. Seller further agrees to complete and execute the documents necessary to record the conveyance. WARNING: Condominium instruments, the Offering, the Collateral Contracts, municipal and zoning ordinances, recorded building and use restrictions, covenants and easements prohibit certain improvements or uses and therefore should be reviewed carefully by Buyer.

   - SPECIAL ASSESSMENTS: Special assessments, if any, including those by the homeowner's or condominium association, for work on site actually commenced or levied prior to date of closing shall be paid by Seller no later than closing. All other special assessments shall be paid by Buyer. CONDOMINIUM DISCLOSURES AND PROPERTY CONDITION PROVISIONS

   - CONDOMINIUM DISCLOSURES: Seller agrees to provide Buyer with complete, current copies of the disclosure materials (organization and operational documents, plans, financial statements and, in the case of a conversion condominium, property information) as required by Wisconsin Statutes s.
   703.33 no later than 15 days prior to closing and any amendment to these materials promptly after its adoption. These materials are available at cost from the condominium association. As provided in Section 703.33(4), Wis. Stats., Buyer may, within five business days after receipt of these documents, including any material modification thereto, rescind this Offer by written notice mailed or delivered to Seller, the date of mailing or actual delivery being the effective date of notice.

   - REAL ESTATE CONDITION REPORT: Wisconsin law requires sellers of property which includes 1-4 dwelling units to provide buyers with a Real Estate Condition Report. Excluded from this requirement are sales of property that has never been inhabited, and this Property has never been inhabited.

   - INSPECTIONS: Seller agrees to allow Buyer's inspectors reasonable access to the Unit, upon reasonable notice. Buyer agrees to promptly provide copies of all inspection reports to Seller, and to listing broker if Unit is listed.

   - PROPERTY DAMAGE BETWEEN ACCEPTANCE AND CLOSING: Seller shall maintain a constructed Unit until the earlier of closing or occupancy of Buyer in materially the same condition as of the date of acceptance of this Offer, except for ordinary wear and tear, and except for Units under construction which Seller shall complete. If, prior to the earlier of closing or occupancy of Buyer, the Unit or common elements in the building containing the Unit are damaged in an amount of not more than five percent (5%) of the selling price, Seller (individually or through the homeowner's or condominium owner's association), shall be obligated to repair the Property and restore it to the same condition that it was on the day of this Offer. If the damage shall exceed such sum, or such damage shall occur to the common elements of the condominium in excess of insurance coverage in an amount which, when multiplied by the percentage interest of the Unit in the declaration exceeds Two Thousand Dollars ($2,000.00), Seller shall promptly notify Buyer in writing of the damage and this Offer may be canceled at option of Buyer. Should Buyer elect to carry out this Offer despite such damage, the insurance proceeds shall be held in trust for the sole purpose of restoring the Property.

   - PRE-CLOSING INSPECTION: At a reasonable time, preapproved by Seller or Seller's agent, within 3 days before closing, Buyer shall have the right to inspect the Unit to determine that there has been no significant change in the condition of the Unit, except for ordinary wear and tear and completion of construction, and that any construction or defects Seller has elected to cure have been completed or repaired in a good and workmanlike manner.

   DEFAULT
        Seller and Buyer each have the legal duty to use good faith and due diligence in completing the terms and conditions of this Offer. A material failure to perform any obligation under this Offer is a default which may subject the defaulting party to liability for damages or other legal remedies.
        If Buyer defaults, Seller may:
        (1) sue for specific performance and request the earnest money as partial payment of the purchase price; or
        (2) terminate the Offer and have the option to: (a) request the earnest money as liquidated damages; or (b) direct Escrow Agent to return the earnest money and have the option to sue for actual damages.
        If Seller defaults, Buyer may:
        (1) sue for specific performance; or
        (2) terminate the Offer and request the return of the earnest money, sue for actual damages, or both.
        In addition, the Parties may seek any other remedies available in law or equity.
        The Parties understand that the availability of any judicial remedy will depend upon the circumstances of the situation and the discretion of the courts. If either Party defaults, the Parties may renegotiate the Offer or seek nonjudicial dispute resolution instead of the remedies outlined above. By agreeing to binding arbitration, the Parties may lose the right to litigate in a court of law those disputes covered by the arbitration agreement.

   EARNEST MONEY

   - HELD BY: Earnest money shall be held by an Escrow Agent selected by Seller and shall be held in the account of the Seller's Escrow Agent until applied to purchase price or otherwise disbursed as provided in the Offer. If negotiations do not result in an accepted offer, the earnest money shall be promptly disbursed (after clearance from payor's depository institution if earnest money is paid by check) to the person who paid the earnest money.

   - DISBURSEMENT: At closing, earnest money shall be disbursed according to the closing statement. If this Offer does not close, the earnest money shall be disbursed according to a written disbursement agreement signed by all Parties to this Offer. If said disbursement agreement has not been delivered to the Escrow Agent within 60 days after the date set for closing, the Escrow Agent may disburse the earnest money: (1) as directed by an attorney who has reviewed the transaction and does not represent Buyer or Seller; (2) into a court hearing a lawsuit involving the earnest money and all Parties to this Offer; (3) as directed by court order; or
   (4) any other disbursement required or allowed by law. The Escrow Agent may retain legal services to direct disbursement per (1) or to file an interpleader action per (2) and the Escrow Agent may deduct from the earnest money any costs and reasonable attorneys fees, not to exceed Four Hundred Fifty Dollars ($450.00), prior to disbursement.

   - LEGAL RIGHTS/ACTION: The Escrow Agent's disbursement of earnest money does not determine the legal rights of the Parties in relation to this Offer. At least 30 days prior to disbursement per (1) or (4), the Escrow Agent shall send Buyer and Seller notice of the disbursement by certified mail. If Buyer or Seller disagree with the Escrow Agent's proposed disbursement, a lawsuit may be filed to obtain a court order regarding disbursement. The Buyer and Seller should consider consulting attorneys regarding their legal rights under this Offer in case of a dispute. Both Parties agree to hold the Escrow Agent harmless from any liability for good faith disbursement of earnest money in accordance with this Offer.

   TITLE EVIDENCE

   - FORM OF TITLE EVIDENCE: Seller shall give evidence of title to the Property in the form of an owner's policy of title insurance (with a Condominium 4 endorsement or equivalent) in the amount of the purchase price on a current ALTA form issued by an insurer licensed to write title insurance in Wisconsin.

   - PROVISION OF MERCHANTABLE TITLE: Seller shall pay all costs of providing title evidence. For purposes of closing, title evidence shall be acceptable if a commitment for the required title insurance is delivered to Buyer's attorney or to Buyer not less then 3 business days before closing, showing title to the Property as of a date no more than 15 days before delivery of such title evidence to be merchantable, subject only to liens which will be paid out of the proceeds of closing and standard abstract certificate limitations or standard title insurance requirements and exceptions, as appropriate.

   - TITLE ACCEPTABLE FOR CLOSING: If title is not acceptable for closing, Buyer shall notify Seller in writing of objections to title by the time set for closing. In such event, Seller shall have a reasonable time, but not exceeding 15 days, to remove the objections, and the time for closing shall be extended as necessary for this purpose. In the event that Seller is unable to remove said objections, Buyer shall have 5 days from receipt of notice thereof, to deliver written notice waiving the objections, and the time for closing shall be extended accordingly. If Buyer does not waive the objections, this Offer shall be null and void. Providing title evidence acceptable for closing does not extinguish Seller's obligations to give merchantable title to Buyer.

   ENTIRE CONTRACT
   This Offer, including any amendments to it, and documents incorporated herein by reference contains the entire agreement of the Buyer and Seller regarding the transaction. All prior negotiations and discussions have been merged into this Offer. This agreement binds and inures to the benefit of the Parties to this Offer and their successors.

   DEFINITIONS

   - ACCEPTANCE: Acceptance occurs when all Buyers and Sellers have signed the Offer.

   - CONDITIONS AFFECTING THE PROPERTY OR TRANSACTION: A "condition affecting the Property or transaction" is defined as follows:
   (a) Planned or commenced public improvements by government authorities or the homeowner's or condominium association which may result in special assessments against the Unit or otherwise materially affect the Condominium or the present use of the Property;
   (b) Government agency, court, homeowner's or condominium association order requiring repair, alteration or correction of a Property condition;
   (c) Structural inadequacies which if not repaired will significantly shorten the expected normal life of the Condominium;
   (d) Mechanical systems inadequate for the present use of the Condominium;
   (e) Conditions constituting a significant health or safety hazard for occupants of the Property;
   (f) Insect or animal infestation of the Condominium;
   (g) Underground storage tanks on the Condominium for storage of flammable or combustible liquids including but not limited to gasoline and heating oil;
   (h) Any portion of the Condominium being in a 100 year flood plain, a wetland or a shoreland zoning area under local, state or federal regulations;
   (i) Material violations of environmental rules or other rules or agreements regulating the use of the Condominium;
   (j) Material violation of state or local smoke detector laws;
   (k) High voltage electric (100 KV or greater) or steel natural gas transmission lines located on but not directly serving the Condominium;
   (l) That a structure on the Property is designated as a historic building or that any part of the Property is in a historic district;
   (m) Other conditions or occurrences which would significantly reduce the value of the Property to a reasonable person with knowledge of the nature and scope of the condition or occurrence.

   - DAYS: Deadlines expressed as a specific number of "days" from the occurrence of an event, such as acceptance, are calculated by excluding the day the event occurred. The deadline then expires at midnight on the last day. Deadlines expressed as a specific number of "business days" exclude Saturdays, Sundays and any legal public holiday under Wisconsin or Federal law, or other holiday designated by the President such that the postal service does not receive registered mail or make regular deliveries on that day. Deadlines expressed as a specific day of the calendar year or as the day of a specific event, such as closing, expire at midnight of that day.

   - FIXTURES: A "Fixture" is an item of property which is physically attached to or so closely associated with land and improvements so as to be treated as part of the real estate, including without limitation, physically attached items not easily removable without damage to the premises, items specifically adapted to the premises, and items customarily treated as fixtures including but not limited to all: screen and storm doors and windows; electric lighting fixtures; window shades; curtain and traverse rods; blinds and shutters; heating and cooling units and attached equipment; water heaters and softeners; attached or fitted floor coverings; built-in appliances; and ceiling fans. See lines 11 to 14.

   - TIME IS OF THE ESSENCE: If "Time is of the Essence" applies to a date or deadline, failure to perform by the exact date or deadline is a breach of contract. If "Time is of the Essence" does not apply to a date or deadline, then performance within a reasonable time of the date or deadline is allowed before a breach occurs. See lines 23 to 24.

   - OFFER: "Offer" shall mean this Hotel Condominium Construction and Sales Agreement.

   - REGISTRATION STATEMENT: "Registration Statement" shall mean the Form S-11 Registration Statement Under the Securities Act of 1993 for "133 Hotel Condominium Units to Be Built In Two Phases With Mandatory (If The Unit Is To Be Rented) Rental Pool At The Wilderness Hotel & Resort" submitted to the Securities and Exchange Commission by Wilderness Development Corporation on May 6, 1997 as Registration No. _____________, and any amendments thereto or state filings thereof.

   - COLLATERAL CONTRACTS: "Collateral Contracts" shall mean the Rental Pooling Agreement, Use and Access Agreement and Management and Use Agreement as further set forth in the Registration Statement or any amendments thereto.
   PROVISIONS RELATED TO FINANCING

   - LOAN COMMITMENT: If this Offer is contingent on financing, Buyer agrees to pay all customary financing costs (including closing fees), to apply for financing promptly, and to provide evidence of application promptly upon request of Seller. If Buyer qualifies for said financing or other financing acceptable to Buyer, Buyer agrees to deliver to Seller, or Seller's agent, a copy of the written loan commitment no later than the deadline for loan commitment under the Financing Contingency. If Buyer does not make timely delivery of said commitment, Seller may terminate this Offer if Seller delivers a written notice of termination to Buyer prior to Seller's actual receipt of a copy of Buyer's written loan commitment.

   - FINANCING UNAVAILABILITY: If this Offer is contingent on financing and financing is not available on the terms stated, Buyer shall promptly deliver written notice to Seller of same including copies of lender(s)' rejection letter(s) or other evidence of unavailability. Unless a specific loan source is named in the financing contingency, Seller shall then have 5 days to give Buyer written notice of Seller's decision to finance this transaction on the same terms set forth herein, and this Offer shall remain in full force and effect, with the time for closing extended accordingly. If Seller's notice is not timely given, this Offer shall be null and void.

   - LAND CONTRACT: If this Offer provides for a land contract, prior to execution of the land contract Seller shall provide the same evidence of merchantable title as required above and written proof, at or before execution, that the total underlying indebtedness, if any, is not in excess of the proposed balance of the land contract, that the payments on the land contract are sufficient to meet all of the obligations of Seller on the underlying indebtedness, and that all creditors whose consent is required have consented to the land contract sale.
   PROPERTY ADDRESS: Unit ___, Wilderness Hotel Condominium, Lake Delton, Wisconsin
   OPTIONAL PROVISIONS: THE PROVISIONS ON LINES 225 THROUGH 259 ARE A PART OF THIS OFFER IF MARKED, SUCH AS WITH AN "x". THEY ARE NOT PART OF THIS OFFER IF MARKED N/A OR ARE LEFT BLANK.
   ____ FINANCING CONTINGENCY: This Offer is contingent upon Buyer being able to obtain, within ______ days of acceptance of this Offer, a __________________________ [INSERT LOAN PROGRAM (fixed) (adjustable)] [STRIKE ONE] rate first mortgage loan commitment, in an amount of not less than $____________________ for a term of not less than ______ years, amortized over not less than _______ years. If the purchase price under this Offer is modified, the loan amount, unless otherwise provided, shall be adjusted to the same percentage of the purchase price as in this contingency and the monthly payments shall be adjusted as necessary to maintain the term and amortization stated above. IF FINANCING IS FIXED RATE the annual rate of interest shall not exceed _______% and monthly payments of principal and interest shall not exceed $__________________________. IF FINANCING IS ADJUSTABLE RATE the initial annual interest rate shall not exceed _____%. The initial interest rate shall be fixed for ______ months, at which time the interest rate may be increased not more than _____% per year. The maximum interest rate during the mortgage term shall not exceed _____%. Initial monthly payments of principal and interest shall not exceed $__________________. Monthly payments of principal and interest may be adjusted to reflect interest changes. MONTHLY PAYMENTS MAY ALSO INCLUDE 1/12th of the estimated net annual real estate taxes, hazard insurance premiums, and private mortgage insurance premiums. Buyer agrees to pay a loan fee in an amount not to exceed ______% of the loan. [Loan fee refers to discount points and/or loan origination fee, but DOES NOT include Buyer's other closing costs.] SEE LINES 206 TO 221 FOR ADDITIONAL FINANCING PROVISIONS.
   _____     SECONDARY OFFER: This Offer is secondary to a prior accepted offer. This Offer shall become primary upon delivery of written notice to Buyer that this Offer is primary. Seller agrees to deliver said notice to Buyer promptly upon Seller's receipt of evidence satisfactory to Seller that the prior offer is null and void. Buyer may declare this Offer null and void by delivering written notice of withdrawal to Seller prior to delivery of Seller's notice that this Offer is primary. Buyer may give notice of withdrawal no earlier than ______ hours from acceptance of this Offer. All other Offer deadlines which are measured from acceptance shall be measured from the time this Offer becomes primary.
   _____     INSPECTION CONTINGENCY: This Offer is contingent upon a
   qualified independent inspector conducting an inspection, at
   Buyer's expense, of the Unit/and
   ______________________________________________________________________
   which discloses no defects as defined below. This contingency shall be deemed satisfied unless Buyer, within _____ days of acceptance, delivers to Seller a copy of the inspector's written inspection report and a written notice listing the defects identified in the inspection report to which Buyer objects. Buyer agrees to deliver a copy of the report and notice to Sweeney & Sweeney, S.C., if Property is listed, upon delivery to Seller.

   - RIGHT TO CURE: Seller shall have a right to cure the defects. If Seller has right to cure, Seller may satisfy this contingency by: (1) delivering a written notice of Seller's election to cure defects within 10 days of receipt of Buyer's notice; and (2) curing the defects in a good and workmanlike manner and delivering to Buyer a written report detailing the work done no later than 3 days prior to closing. This Offer shall be null and void if Buyer makes timely delivery of the above notice and report and Seller has a right to cure but does not timely deliver the notice of election to cure.

   - "DEFECT" DEFINED: For the purposes of this contingency, a defect is defined as a structural, mechanical or other condition that would have a significant adverse effect on the value of the Property; that would significantly impair the health or safety of future occupants of the Unit; or that if not repaired, removed or replaced would significantly shorten or have a significant adverse effect on the expected normal life of the Unit. Defects do not include structural, mechanical or other conditions the nature and extent of which Buyer had actual knowledge or written notice before signing this Offer.

   IF ACCEPTED, THIS OFFER CAN CREATE A LEGALLY ENFORCEABLE CONTRACT. BOTH PARTIES SHOULD READ THIS DOCUMENT CAREFULLY. SELLER'S REPRESENTATIVES MAY PROVIDE A GENERAL EXPLANATION OF THE PROVISIONS OF THE OFFER BUT ARE PROHIBITED BY LAW FROM GIVING ADVICE OR OPINIONS CONCERNING YOUR LEGAL RIGHTS UNDER THIS OFFER OR HOW TITLE SHOULD BE TAKEN AT CLOSING. AN ATTORNEY SHOULD BE CONSULTED IF LEGAL ADVICE IS NEEDED.

   This Offer was drafted on _____________________________ [date] by Buyer.

   (x)____________________________________ _______________________
   Buyer's Signature                       Print Name here:

   _______________________________________ _______________________
   (Social Security No.)                   (Date)


   (x)____________________________________ _______________________
   Buyer's Signature                       Print Name here:

   _______________________________________ _______________________
   (Social Security No.)                   (Date)


   EARNEST MONEY RECEIPT. Seller's representative acknowledges receipt of earnest money as per line 9 of the above offer.
   WILDERNESS DEVELOPMENT CORPORATION By
   ___________________________________________________________________

   SELLER ACCEPTS THIS OFFER. THE WARRANTIES, REPRESENTATIONS AND COVENANTS MADE IN THIS OFFER SURVIVE CLOSING AND THE CONVEYANCE OF THE PROPERTY.
   THE UNDERSIGNED HEREBY AGREES TO CONVEY THE ABOVE-MENTIONED PROPERTY ON THE TERMS AND CONDITIONS AS SET FORTH HEREIN AND ACKNOWLEDGES RECEIPT OF A COPY OF THIS OFFER.

   WILDERNESS DEVELOPMENT CORPORATION (EIN 39-1861046)

   By:____________________________________ _______________________
   Seller's Signature                      Print Name here:

   _______________________________________ _______________________
   (Social Security No.)                   (Date)


   This Offer was presented to Seller by _______________________ on ___________________, 19___, at ___ a.m./p.m.

   THIS OFFER IS REJECTED _________________   ________  THIS OFFER IS
                         (Seller's Initials)   (Date)
   COUNTERED [See attached counter)   ___________________   __________
                                      (Seller's Initials)      (Date)